Exhibit 10.1

APACHE CORPORATION

2014 EMPLOYEE RELEASE AND SETTLEMENT AGREEMENT

The parties to this agreement are APACHE CORPORATION (“Apache”) and Thomas P. Chambers (“Employee”).

This document describes the agreements of Apache and Employee concerning the termination of Employee’s employment with Apache. This agreement and the severance pay and other benefits described below give valuable consideration to both Apache and Employee.

Termination of Employment Relationship: Apache and Employee have agreed that Employee’s employment relationship with Apache will terminate on August 31, 2014 (the “Termination Date”). Apache and Employee both agree that Employee will “separate from service” (for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) on August 31, 2014.

Termination Pay: Apache will pay Employee the following as soon as reasonably practical following the Termination Date:

•	Employee’s regular pay through the Termination Date.

Such amounts shall be subject to all lawful deductions.

Severance Pay: Subject to this agreement becoming effective, Apache will pay Employee a lump sum amount of $1,600,000 of Severance Pay.

The Severance Pay has been subject to arms’ length negotiations between the parties and thus is not deferred compensation subject to Code section 409A. The Severance Pay will be subject to all lawful deductions and withholding for taxes and will be paid as soon as administratively practical after this agreement becomes effective. Additional FICA taxes will also be withheld from this payment for any additional severance benefits discussed below that become subject to FICA taxation when this Agreement becomes effective, even though many of the additional severance benefits will not be paid or subject to federal income tax until later years.

Additional Severance Benefits: Subject to this agreement becoming effective and subject to any delay in payment required by Code section 409A, Apache will provide Employee with the following additional Severance Benefits:

•	Accelerated vesting of the 8,000 outstanding restricted stock units granted on February 9, 2011 in accordance with your grant agreement. Pursuant to your prior election, half will be paid out upon your termination of employment, but subject to a six-month delay to satisfy the requirements of Code section 409A (and so will be paid out as soon as practicable after February 28, 2015). The other half will be deferred to the Deferred Delivery Plan and paid out according to the terms of that plan. All 8,000 previously unvested restricted stock units become subject to FICA taxation when this Agreement becomes effective, even though payment will not occur until later.

•	Continued vesting of all outstanding unvested restricted stock units and all stock options according to their original schedules as if Employee remained Employed, subject to any agreed amendments to said equity plans and award agreements, and the terms of this Agreement. Payment of unvested restricted stock units will occur at the later of the time vesting occurs or six months after the Employee separates from service, while payment of vested restricted stock units that were deferred to the Deferred Delivery Plan before the Employee’s separation from service shall be paid as the Employee elected under such plan. Vested restricted stock units have already been subject to FICA taxation, while all unvested restricted stock units become subject to FICA taxation when this Agreement becomes effective.

•	Extended exercise period of all stock options, vested and unvested, to full term (10 year anniversary of the grant date).

•	In accordance with their terms, any outstanding TSR and business performance grants will be immediately void and forfeited as of the Termination Date. However, in the event that the TSR and business performance goals related to such grants are achieved at the conclusion of each respective performance period, then as soon as practicable following the first business day following the applicable vesting dates set forth below, provided that Employee is then in compliance with the provisions of this Agreement, Apache will pay Employee a cash amount equal to the fair market value of a share of common stock of Apache (determined at the close of the trading day immediately preceding the payment date) multiplied by the number of vested units indicated below. Because FICA taxation will occur when the TSR goal or business performance goal is met, and Employee will not be receiving payment at that time, Employee’s share of FICA taxes will be paid by reducing the cash amount payable to Employee.

Condition Precedent	Vesting Date	Number of Units
2012 TSR Goal Achieved	12/31/14	50% of (i) multiple of Target Amount achieved under 2012 TSR Plan times (ii) 6,455
2012 TSR Goal Achieved	12/31/15	25% of (i) multiple of Target Amount achieved under 2012 TSR Plan times (ii) 6,455
2012 TSR Goal Achieved	12/31/16	25% of (i) multiple of Target Amount achieved under 2012 TSR Plan times (ii) 6,455
2013 TSR Goal Achieved	12/31/15	50% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 10,976

2013 TSR Goal Achieved	12/31/16	25% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 10,976
2013 TSR Goal Achieved	12/31/17	25% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 10,976
2014 TSR Goal Achieved	12/31/16	50% of (i) multiple of Target Amount achieved under 2014 TSR Plan times (ii) 7,167
2014 TSR Goal Achieved	12/31/17	50% of (i) multiple of Target Amount achieved under 2014 TSR Plan times (ii) 7,167
2014 Business Performance Goal Achieved	12/31/16	50% of (i) multiple of Target Amount achieved under 2014 Performance Share Program times (ii) 7,750 shares
2014 Business Performance Goal Achieved	12/31/17	50% of (i) multiple of Target Amount achieved under 2014 Performance Share Program times (ii) 7,750 shares

•	Waive the premium for the first two months of coverage under COBRA for dental and vision plans. The former employee is required to file the application in accordance with COBRA guidelines. Subsequently, you may continue coverage under COBRA by paying the monthly premiums.

•	Being that the Employee is age 55 or older with at least 5 years of service on the Termination Date, the Employee can elect coverage under the Retiree Medical Plan. Employee’s premium will be based on the Retiree Medical Plan’s regular age + service premium table.

•	Outplacement assistance as arranged by Apache.

Employee Acknowledgement: Employee acknowledges that the Severance Pay and Severance Benefits are consideration over and above that to which Employee otherwise would be entitled upon termination of employment, and are paid in consideration for this agreement.

Employee Resignation: Employee agrees to resign from all positions he holds with Apache and its affiliates forthwith and to sign all documents necessary to effectuate his resignations.

Release by Employee: In consideration of receipt of the Severance Pay and Severance Benefits, Employee hereby releases and waives, on behalf of himself, his heirs, estate, beneficiaries and assigns, all claims of any kind or character for loss, damage or injury arising from, based upon, connected in any way with, or relating to the following (“Claims”):

•	the employment of Employee by Apache, including the termination of Employee’s employment;

•	employment discrimination in violation of the Age Discrimination in Employment Act;

•	employment discrimination in violation of Title VII of the Civil Rights Act of 1964;

•	any violations of federal, state or local statutes, ordinances, regulations, rules, decisions or laws;

•	retaliation under the whistleblower provisions of Section 806 of the Sarbanes Oxley Act of 2002 or any other anti-retaliation law;

•	failure to act in good faith and deal fairly;

•	injuries, illness or disabilities of Employee;

•	exposure of Employee to toxic or hazardous materials;

•	stress, anxiety or mental anguish;

•	discrimination on the basis of sex, race, religion, national origin or another basis;

•	sexual harassment;

•	defamation based on statements of Apache or others;

•	breach of an express or implied employment contract;

•	compensation or reimbursement of Employee;

•	unfair employment practices; and

•	any act or omission by or on behalf of Apache.

Claims Included: The Claims released and waived by Employee are those arising before the effective date of this agreement, whether known, suspected, unknown or unsuspected, and include, without limitation:

•	those for reinstatement;

•	those for actual, consequential, punitive or special damages;

•	those for attorney’s fees, costs, experts’ fees and other expenses of investigating, litigating or settling Claims; and

•	those against Apache and/or Apache’s present, former and future subsidiaries, affiliates, employees, officers, directors, agents, contractors, benefit plans, shareholders, advisors, insurance carriers, and legal representatives (together with Apache the “Released Parties”).

Claims Excluded: Employee does not release or waive (1) any rights that may not by law be waived, (2) vested benefits, if any, to which Employee may be entitled pursuant to the terms of Apache’s benefits plans, including Employee’s right to any benefits under health, life or disability policies covering Employee and Employee’s right to all vested incentive compensation and the continued vesting thereof as described in this Agreement (for the avoidance of doubt,

Employee is, however, releasing and waiving any claim that he is subject to or covered by any Change of Control provisions other than the continuation of vesting of Apache Corporation equity), or (3) the right to recovery for breach of this agreement by Apache,(4) Employee’s right to indemnity, contribution and a defense under any agreement, statute, by-law or company agreement or other corporate governance document, (5) Employee’s right to continuing coverage under all Apache directors’ and officers’, fiduciary, errors and omissions and general liability and umbrella insurance policies, (6) payment to Employee of any unpaid business or business travel expense payable under the Company’s usual practices, (7) distribution to Employee, as soon as practical after the effective date of this agreement and consistent with the requirements of Code section 409A, applicable deferral agreements and governing terms of any Plan, previously vested but withheld shares of restricted stock, (8) Employee’s rights as an option holder, as a holder of restricted stock and as a shareholder; (9) any deferred compensation including Employee’s right to any payment or compensation that may be deferred because of compliance with Code section 409A; (10) Employee’s rights to payment of overrides under previous Apache employee benefit plans and (11) Employee’s rights as a retiree of Apache.

Agreement Not To Sue: Employee will not sue any Released Party for any released Claim. Excluded from this agreement not to sue is Employee’s right to file a charge with an administrative agency or participate in an agency investigation. Employee is, however, waiving the right to receive money in connection with such charge or investigation. Employee is also waiving the right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

Future Employment: The Released Parties will not have any obligation to consider or accept any future employment or reinstatement application from Employee.

No Admission: Neither Apache nor Employee alleges or admits any wrongdoing or liability. Apache and Employee have executed this agreement solely to avoid the expense of potential litigation. The additional Severance Pay and additional Severance Benefits described above fully compromise and settle any and all Claims of Employee.

Confidentiality: Employee and Apache will keep this agreement strictly confidential, except that Employee may disclose this agreement to his spouse, attorneys, financial and tax advisors and will cause Employee’s spouse, attorneys, financial and tax advisors to do likewise, and Apache may disclose this agreement to its officials who need to see this agreement and shall cause them to keep this agreement strictly confidential, except, as to both parties, to the extent disclosure is necessary for tax, securities law and regulations, stock exchange rules, financial advice, tax advice and filings or other legal requirements.

Confidences: Employee will maintain the confidentiality of all Released Party trade secrets, proprietary information, insider information, security procedures and other confidences that came into Employee’s possession or knowledge during employment by Apache. Employee will not use information concerning a Released Party’s business prospects or practices to profit Employee or others. The parties understand Employee may elect to continue his professional activities and/or employment in the oil and gas exploration and development industry subsequent to the Termination Date. Accordingly, nothing in this agreement shall prevent Employee from utilizing general knowledge, skills and experience he acquired during his employment with Apache. Further, nothing in this agreement shall prevent Employee from using any public information that is generally known or reasonably accessible or available to him

Property: Employee represents that Employee possesses no property of a Released Party. If any Released Party property comes into Employee’s possession before departure from Apache premises, or if the date of Employee’s termination is in the future, Employee will return the Released Party property to Apache prior to departure from the Apache premises and without request or demand by Apache.

References: Apache may respond to inquiries from third parties about Employee’s employment with Apache by identifying only Employee’s date of hire, date of termination and position held at the time of termination of employment. Apache will have no obligation to provide further information to prospective employers of Employee.

Non-disparagement: Employee shall refrain from publishing any oral or written statements about the Company, any Apache Entity and/or any of the Released Parties that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness. Likewise, the Released Parties shall refrain from publishing any oral or written statements about Employee that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about his business affairs; or that constitute an intrusion into seclusion or private life; or that give rise to unreasonable publicity about his private life; or that places him in a false light before the public; or that constitute a misappropriation of his name or likeness.

Assistance in Legal Actions: In the event Apache is or becomes involved in any legal action relating to events which occurred while Employee was rendering services to Apache or about which Employee possesses any information, Employee agrees to assist, subject to Employee’s “reasonable availability”, in the preparation, prosecution or defense of any case involving Apache, including without limitation, executing truthful declarations or documents or providing information requested by Apache and attending and/or testifying truthfully at deposition or at trial without the necessity of a subpoena or compensation. All reasonable travel expenses incurred by you in rendering such assistance will be reimbursed by Apache. Employee’s compliance with the obligations of this paragraph shall not interfere with his future employment or enterprise, and shall not be so extensive or intrusive that Employee incurs economic damage as a result of his compliance.

Non-solicitation: Because of the confidential information shared with Employee and in exchange for the payments described herein, for a period of two years following the Resignation date, Employee, and his assigns, agree not to directly or indirectly solicit any employee of Apache for employment elsewhere (i.e., employment with any person or entity other than Apache).

Other Agreements: This is the entire agreement concerning the termination of Employee’s employment with Apache. Employee is not entitled to rely upon any other written or oral offer or agreement from Apache or any other person.

Amendment: This agreement can be modified only by a document signed by both parties.

Successors: This agreement benefits and binds the parties’ successors, including Employee’s estates and heirs.

Texas Law: This agreement will be interpreted in accordance with the laws of the State of Texas.

Jurisdiction. Any legal proceeding arising as a result of, based upon, or relating to this agreement, Employee’s employment or termination thereof shall be filed in and heard exclusively in Houston, Texas without regard to conflicts of law and Employee hereby irrevocably consents to the jurisdiction of such courts.

Enforceability: If any portion of this agreement is unenforceable, the remaining portions of the agreement will remain enforceable.

Fees and Costs: If litigation is commenced concerning Employee’s employment, termination of employment or this agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and expenses, court costs, experts’ fees and expenses, and all other expenses of litigation.

409A Compliance: The benefits provided under this agreement are intended to comply with, or be exempted from, the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations issued thereunder and shall be administered accordingly. This agreement may be amended without the consent of the Employee in any respect deemed by Apache to be necessary in order to preserve compliance with, or exemption from, Code section 409A.

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT IS A FINAL AND BINDING WAIVER OF ANY AND ALL CLAIMS OF EMPLOYEE AGAINST THE RELEASED PARTIES, INCLUDING CLAIMS FOR AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND CLAIMS FOR SEX, RACE OR OTHER DISCRIMINATION UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964.

THE ONLY PROMISES MADE TO CAUSE EMPLOYEE TO SIGN THIS AGREEMENT ARE THOSE STATED IN THIS AGREEMENT.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN INFORMED BY APACHE TO CONSULT WITH HIS/HER OWN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EMPLOYEE REPRESENTS THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED BY EMPLOYEE’S ATTORNEY OR THAT EMPLOYEE HAS WAIVED CONSULTATION WITH AN ATTORNEY, CONTRARY TO APACHE’S RECOMMENDATION.

EMPLOYEE HAS BEEN ADVISED AND UNDERSTANDS THAT THE OFFER OF SEVERANCE PAY AND SEVERANCE BENEFITS CONTAINED IN THIS AGREEMENT SHALL REMAIN OPEN ONLY UNTIL AUGUST 28, 2014. IF EMPLOYEE HAS NOT FULLY EXECUTED AND RETURNED THIS AGREEMENT BY THAT DATE, THE OFFER HEREIN OF SEVERANCE PAY AND SEVERANCE BENEFITS IS AUTOMATICALLY WITHDRAWN WITHOUT FURTHER ACTION BY APACHE EFFECTIVE AS OF SUCH DATE.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS THE RIGHT TO REVOKE THIS AGREEMENT FOR 7 DAYS AFTER SIGNING IT. THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THAT TIME FOR REVOCATION HAS PASSED.

EMPLOYEE REPRESENTS THAT HE/SHE HAS CAREFULLY READ AND FULLY UNDERSTANDS THIS AGREEMENT AND THAT HE/SHE HAS ENTERED INTO AND EXECUTED THIS AGREEMENT KNOWINGLY AND WITHOUT DURESS OR COERCION FROM APACHE OR ANY OTHER PERSON OR SOURCE.

EMPLOYEE	APACHE CORPORATION

/s/ Thomas P. Chambers	/s/ Margery M. Harris
Thomas P. Chambers	Margery M. Harris
Executive Vice President, Human Resources

STATE OF TEXAS	§

§

COUNTY OF HARRIS	§

The foregoing Employee Release and Settlement Agreement was acknowledged before me this 19th day of August, 2014, by Thomas P. Chambers.

[SEAL]	/s/ Cynthia E. Smith
NOTARY PUBLIC

My commission expires: July 7, 2017

STATE OF TEXAS	§

§

COUNTY OF HARRIS	§

The foregoing Employee Release and Settlement Agreement was acknowledged before me this 19th day of August, 2014, by Margery M. Harris, Executive Vice President, Human Resources of Apache Corporation.

[SEAL]	/s/ Cynthia E. Smith
NOTARY PUBLIC

My commission expires: July 7, 2017